Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:      Janice McDill
Phone:        312.698.6707
Email          janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Changes
to Composition of Certain Board Committees
SANTA ANA, Calif. (Feb. 9, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that Devin Murphy has been appointed to serve on the company’s Governance and Nominating Committee and Glenn Carpenter has been appointed to serve on the company’s Compensation Committee. Murphy and Carpenter are independent members of the Board and, upon their appointments, which are effective immediately, the company’s Chairman C. Michael Kojaian resigned from both the Compensation Committee and the Governance and Nominating Committee.
In connection with the Company’s recent proxy contest in December 2008, in which management’s nominees were endorsed by all four proxy advisory firms and re-elected by the company’s stockholders, the reports issued by three of the advisory firms in connection with the proxy contest raised concerns regarding Kojaian’s independence as a consequence of his approximately 23 percent ownership (directly and through affiliated entities) of the company. Although the Board determined that Kojaian satisfies all applicable director independence standards, he nonetheless chose to resign from the committees in keeping with the Company’s commitment to adhere to the highest standards of corporate governance.
Kojaian will continue to serve as the company’s Chairman of the Board of Directors.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 714.667.8252